AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

ARTICLE I

NAME

The name of the corporation is Great-West Life & Annuity Insurance Company.

ARTICLE II

STATE OF ORIGINAL INCORPORATION

    The corporation was originally incorporated as the National Interment Association on March 28, 1907, in the State of Kansas.  The corporation was authorized to do business as an insurance company in the State of Kansas on April 24, 1907.  On April 19, 1910, the name of the corporation was changed to the National Industrial Insurance Company.  On September 14, 1956, the name of the corporation was changed to Liberty Life & Casualty Company, Inc.  On February 15, 1963, the name of the corporation was changed to Ranger National Life Insurance Company.  On May 29, 1980, the name of the corporation was changed to Insuramerica Corporation.  On April 6, 1982, the name of the corporation was changed to Great-West Life & Annuity Insurance Company.  On September 25, 1990, the corporation redomesticated to the State of Colorado.

ARTICLE III

PURPOSES

A.           The business of the corporation is serving as an insurance company relating to life, annuities, variable contracts, accident, and health insurance under the laws of the State of Colorado.

B.           The corporation may engage in any lawful business for which corporations may be organized under the Colorado Business Corporation Act, as amended, which is not in conflict with the laws of the State of Colorado applicable to insurance companies or with the regulations of the Colorado Commissioner of Insurance.

ARTICLE IV

PRINCIPAL OFFICE

The corporation’s principal office is at 8515 East Orchard Road, Greenwood Village, Colorado 80111.

ARTICLE V

CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS

Cumulative voting is not allowed in the election of Directors.

ARTICLE VI

PREEMPTIVE RIGHTS

Ownership of shares of any class of the capital stock of the corporation shall not entitle the holders thereof to any preemptive right to subscribe for or purchase or to have offered to them for subscription or purchase any additional shares of capital stock of any class of the corporation or any securities convertible into any class of capital stock of the corporation, however acquired, issued, or sold by the corporation.

ARTICLE VII

AUTHORIZED CAPITAL STOCK

The total number of shares of all classes of capital stock which the corporation is authorized to issue is 100,000,000 shares, of which 50,000,000 shares shall be Common Stock, par value of $1.00 per share (the "Common Stock"), and 50,000,000 shares shall be Preferred Stock, par value of $1.00 per share (the "Preferred Stock").

A.           COMMON STOCK

The powers, designations, preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) in respect of the Common Stock are as follows:

1.            Rank.  The Common Stock shall rank junior to the Preferred Stock with respect to payment of dividends and distributions on liquidation or dissolution and shall have such other qualifications, limitations or restrictions as provided in this Article VII.

2.           Voting Rights.  Except as otherwise expressly provided by law or as provided for any series of Preferred Stock by the board of directors of the corporation in accordance with this Article VII, all voting rights shall be vested in the holders of shares of the Common Stock, and at every meeting of shareholders of the corporation (or with respect to any action by written consent in lieu of a meeting of shareholders), each share of Common Stock shall be entitled to one vote (whether voted in person by the holder thereof or by proxy or pursuant to a shareholders' consent) on all matters to come before such meeting of the shareholders of the corporation.

3.           Dividend and Liquidation Preference as between the Common Stock and the Preferred Stock.  For so long as any shares of Preferred Stock are outstanding, the corporation shall not declare, pay or set apart for payment any dividend or other distribution (other than any dividend or distribution payable solely in shares of Common Stock or any other stock of the corporation ranking junior to the shares of Preferred Stock as to dividends and liquidation) in respect of the Common Stock or any other stock of the corporation ranking junior to the shares of Preferred Stock as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any shares of the Common Stock or any other stock of the corporation ranking junior to the shares of Preferred Stock as to dividends or upon liquidation, unless (i) full cumulative dividends on all shares of Preferred Stock as to which dividends are cumulative for all past dividend periods have been (a) paid or (b) declared and a sum sufficient irrevocably deposited with the paying agent for the payment of such dividends, and (ii) the corporation has redeemed the full number of shares of Preferred Stock, if any, it is then obligated to redeem in accordance with the terms of any series of Preferred Stock as fixed by the board of directors of the corporation in accordance with this Article VII.

4.           Assets Remaining After Liquidation.  In the event of the dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, after payment in full of the amounts, if any, required to be paid to the holders of the Preferred Stock, the holders of shares of the Common Stock shall be entitled, to the exclusion of the holders of shares of the Preferred Stock, to share ratably in all remaining assets of the corporation.

B.           PREFERRED STOCK

The board of directors of the corporation shall have the authority, without shareholder action, to determine the preferences, limitations and relative rights of any Preferred Stock (whether in a series or as a class), including without limitation the following:  (i) the designation of any series of Preferred Stock; (ii) unlimited, special, conditional, or limited voting rights, or no right to vote; except that no condition, limitation, or prohibition on voting shall eliminate any right to vote provided by the Colorado Business Corporation Act; (iii) redemption rights; (iv) conversion rights, (v) distribution or dividend rights, including the determination of whether such rights are cumulative or partially cumulative, and (vi) preference rights over any other class or series of shares with respect to distributions, including dividends and distributions upon the dissolution of the corporation.

ARTICLE VIII

PERSONAL LIABILITY OF DIRECTORS

No director of this corporation shall have any personal liability for monetary damages to the corporation or its shareholders for breach of his/her fiduciary duty as a director except that this provision shall not eliminate or limit the liability of a director to the corporation or its shareholders for monetary damages for (i) any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of a dividend or approval of a stock repurchase in contravention of C.R.S. § 7-106-401 or any Articles of Incorporation, as amended, of the corporation, or (iv) any transaction from which the director derives an improper personal benefit.

ARTICLE IX

AMENDMENT AND RESTATEMENT

A.           These Amended and Restated Articles of Incorporation constitute an amendment and restatement in their entirety of all prior Articles of Redomestication of Great West Life & Annuity Insurance Company filed with the Secretary of State of Colorado on September 25, 1990, as amended from time to time.

B.           These Amended and Restated Articles of Incorporation were approved by the sole shareholder of the corporation, as prescribed by the Colorado Business Corporation Act.  The number of shares voted for the Amended and Restated Articles of Incorporation was sufficient for approval.  The number of votes cast by each voting group entitled to vote separately was sufficient for approval by that voting group.

ARTICLE X

SIGNATURES

These Amended and Restated Articles of Incorporation are executed on behalf of the corporation by its proper officers as evidenced by their signatures appearing below.

Dated: April 21, 2006

GREAT-WEST LIFE & ANNUITY
INSURANCE COMPANY

BY:   /s/Raymond L. McFeetors
                      Raymond L. McFeetors, President
                     and Chief Executive Officer

BY:   /s/ Richard G. Schultz
                      Richard G. Schultz, Vice President, Counsel
                           and Associate Secretary